Exhibit 99.1
CONNETICS NAMES SUNIL PATEL
VICE PRESIDENT, CORPORATE DEVELOPMENT AND STRATEGY
Reports New Option Grant under NASDAQ Marketplace Rule 4350
PALO ALTO, Calif. (May 8, 2006) – Connetics Corporation (NASDAQ: CNCT), a specialty pharmaceutical company that develops and commercializes dermatology products, announced today that it has named Sunil Patel to the position of Vice President, Corporate Development and Strategy.
Mr. Patel brings over 12 years of pharmaceutical and biotechnology experience, including positions with Abgenix Inc., Gilead Sciences Inc., McKinsey & Company, and ZymoGenetics Inc. Most recently, Mr. Patel was Sr. Director, Strategic Marketing at Abgenix, where he was responsible for corporate development, M&A, and marketing activities. He holds a B.S. in Chemistry from the University of California, Berkeley, and a M.S. in Molecular Bioengineering/Biotechnology from the University of Washington.
Additionally, the Compensation Committee of the Company’s Board of Directors approved an inducement grant to Mr. Patel of a non-qualified stock option to purchase 30,000 shares of Connetics’ common stock. This option award was granted without stockholder approval pursuant to NASDAQ Marketplace Rule 4350(i)(1)(A)(iv) and with the following material terms: (a) an exercise price of $15.13 which is equal to the fair market value of Connetics’ common stock on the grant date (May 8, 2006), (b) a term of 10 years, and (c) a vesting schedule providing that the option is exercisable as to 1/8th of the total grant on the six-month anniversary of Mr. Patel’s hire, and 1/48th of the total grant each month thereafter until each grant is fully vested.
About Connetics
Connetics Corporation is a specialty pharmaceutical company focused on the development and commercialization of innovative therapeutics for the dermatology market. Connetics has branded its proprietary foam drug delivery vehicle VersaFoam®. The Company’s marketed products are OLUX® (clobetasol propionate) Foam, 0.05%, Luxiq® (betamethasone valerate) Foam, 0.12%, Soriatane® (acitretin) capsules and Evoclin® (clindamycin) Foam, 1%. Connetics is developing Desilux™ (desonide) VersaFoam-EF, 0.05%, a low-potency topical steroid formulated to treat atopic dermatitis; Primolux™ (clobetasol propionate) VersaFoam-EF, 0.05%, a super high-potency topical steroid formulation to treat atopic dermatitis and plaque psoriasis; Extina® (ketoconazole) VersaFoam-HF, 2%, to treat seborrheic dermatitis and Velac® (a combination of 1% clindamycin and 0.025% tretinoin) Gel, for treating acne. Connetics’ product formulations are designed to improve the management of dermatological diseases and provide significant product differentiation. In Connetics’ marketed products, these formulations have earned wide acceptance by both physicians and patients due to their clinical effectiveness, high quality and cosmetic elegance. For more information about Connetics and its products, please visit www.connetics.com.

Company Contact:
John Higgins	Bruce Voss or Zachary Bryant
Chief Financial Officer	Lippert/Heilshorn & Associates
(650) 843-2800	(310) 691-7100
ir@connetics.com	bvoss@lhai.com
Press Release Code: (CNCT-G)
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